Exhibit 99.1

News Release

Travelport Appoints Scott Forbes as a Non-Executive Director to its Board

Langley, UK: July 19, 2016 - Travelport (NYSE:TVPT), a leading Travel Commerce Platform providing distribution, technology, payment and other solutions for global travel and tourism industry, today announced the appointment of Scott Forbes to its Board of Directors. He replaces Gregory Blank from Blackstone who has tendered his resignation to the Board following Blackstone’s share sell down in March of this year. Scott’s appointment is effective from July 15, 2016.

Scott, an experienced non-executive director, has over 35 years’ of operations, finance and online experience in businesses across a range of industry sectors. He currently serves as Chairman of two LSE-listed companies: Ascential plc, an international business to business media company; and Rightmove Group plc, the UK's number one property website which has been growing steadily since its inception over 15 years ago. Scott is also Chairman of the Innasol Group Limited, a leading UK renewable energy company, and was previously Chairman of Orbitz Worldwide, one of the world’s largest online travel agencies, until its sale to Expedia in September 2015.

Before that, Scott spent 15 years at Cendant Corporation, which was formerly the largest provider of travel and residential property services worldwide. While at Cendant Corporation, Scott held a number of senior executive roles including Group Managing Director of Cendant Europe, Middle East, Africa and Asia.

Commenting on the appointment, Doug Steenland, Chairman of the Travelport Board of Directors, said: “I am very pleased to welcome Scott Forbes to our Board. Scott has deep experience in the travel industry, and also in the online and digital space, and has led, acquired and scaled multiple businesses. We look forward to drawing on his significant experience as we continue to execute on our proven strategy.”

Scott will also serve on the Audit Committee of the Travelport Board.

The Travelport Board of Directors consists of eight members, all of whom, with the exception of Travelport’s President and CEO, Gordon Wilson, are independent directors. Full details can be found here.

~ENDS~

About Travelport

Travelport is a Travel Commerce Platform providing distribution, technology, payment, mobile and other solutions for the global travel and tourism industry.  With a presence in over 180 countries, approximately 3,700 employees and an additional 1,200 employees at IGT Solutions Private Ltd who provide us with application development services, our 2015 net revenue was over $2.2 billion.

Travelport is comprised of:

•	A Travel Commerce Platform through which it facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business to business (B2B) travel marketplace. Travelport has a leadership position in airline merchandising, hotel content and rate distribution, mobile travel commerce and a pioneering B2B payment solution that addresses the needs of travel intermediaries to efficiently and securely settle travel transactions.

•	Technology Services through which it provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions, enabling them to focus on their core business competencies and reduce costs.

Travelport is headquartered in Langley, UK. The company is listed on the New York Stock Exchange and trades under the symbol “TVPT”.

For media enquiries, please contact:

Travelport

Kate Aldridge, Vice President, Corporate Communications

Tel: +44 (0)1753 288 720

kate.aldridge@travelport.com